人才管理有限公司
House of Talent Limited

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

31 March 2025

PRIVATE AND CONFIDENTIAL

Chau Oi Yee (周靄儀)
[redacted]

LETTER OF APPOINTMENT AND CONTRACT OF EMPLOYMENT

Dear Ms. Chau,

This letter shall constitute an agreement (the "**Agreement**") among you, MasterBeef Group (牛大人集團) (the "**Listco**", and its subsidiaries and affiliates, collectively the "**Group**" and each a "**Group Company**") and House of Talent Limited (人才管理有限公司) (the "**Company**") (each a "**Party**", and collectively, the "**Parties**") in relation to your position as an executive director of the Group (the "**Position**") and contains all the terms and conditions relating to the services you are to provide in such Position.

1. TERM

1.1 Your employment with the Company and your appointment by the Listco in relaton to the Position shall continue with the Company and the Listco, respectively, on the terms and conditions contained in this Agreement. This Agreement shall continue unless and until terminated in accordance with Clause 9.

1.2 Your service with the Company and the Listco prior to the execution of this Agreement shall count towards your service with the Group pursuant to this Agreement for all purposes. Notwithstanding any other provision in this Agreement, any obligations owned by you to the Company and the Listco prior to the execution of this Agreement shall not be extinguished and shall continue to apply and any prior conduct or performance-related matters can be relied upon by the Company or the Listco.

2. DUTIES AND RESPONSIBILITIES

2.1 You shall continue to be required to perform and undertake the duties and responsibilities as an executive director of the Group and such other position or positions as the board of directors of the Listco (the "**Board**") reasonably directs from time to time.

2.2 You shall work such hours as may be reasonably required for the proper performance of your duties and shall devote sufficient time and attention during those hours to carrying out your duties in a proper, loyal and efficient manner. You may be required to work outside these normal hours as are necessary for you to complete your duties. Your entitlement to receive payment for those additional hours (if any) shall be subject to the Group's remuneration policy from time to time in force.

2.3 During your service with the Group, you shall:

(a) devote all your time, attention, knowledge, skills and abilities to the business and

interests of the Group both during the normal working hours and during such additional hours as are reasonably necessary for the proper performance of your duties;

(b) faithfully, loyally, efficiently and diligently perform those duties and exercise such powers as consistent with the Position and any other positions as are assigned to or vested in you from time to time by the Board, and to a standard commensurate with your status, abilities and experience;

(c) obey the lawful directions of the Board as consistent with the Position;

(d) comply with all the Group's rules, regulations, policies and procedures (whether set out in the staff handbook, code of conduct or otherwise) from time to time in force;

(e) keep the Board at all times promptly and fully informed (in writing if requested) of your conduct of the business operations of the Group and provide such information in connection with it as the Board reasonably requires;

(f) comply with all such obligations as are applicable to a director under all applicable laws, rules, regulations, policies and procedures;

(g) maintain the highest standards in the performance of your duties and in the conduct of your office; and

(h) use your best endeavours to promote, maintain and extend the interests and reputation of the Group and refrain from any conduct which in the reasonable opinion of the Board may be to its detriment.

2.4 You will also be required to:

(a) attend board meetings of the Listco (whether on a regular or ad hoc basis);

(b) attend general meetings of the Listco;

(c) attend meetings with other members of the senior management of the Group and the auditors of the Listco and any other Group Company (whether on a regular or ad hoc basis); and

(d) address such queries as may be raised by regulatory authorities.

2.5 You accept that the Board may at its discretion require you to perform for the Group other duties or tasks not within the scope of your normal duties. You agree to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

2.6 You represent and warrant that:

(a) you are not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Agreement or from performing your duties hereunder; and

(b) you are not aware of any reason which may render you unsuitable to act as an executive director of the Group as at the date of this Agreement and you shall

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

forthwith notify the Board in writing upon occurrence of any circumstances which may render you unsuitable to act as an executive director of the Group.

2.7 You hereby agree that the Listco may disclose your personal information and biographical details in its financial documents and other documents of the Listco and undertake that you shall ensure that such information disclosed in the said documents is true, accurate and complete in all respects.

2.8 You agree to comply with any applicable laws, rules and regulations, all other relevant legislation of Hong Kong and any corporate governance policy documents in place from time to time as amended by the Company and duly notified to you.

3. PLACE OF WORK

3.1 You will be required to work at the premises as the Company directs.

3.2 You may also be required to travel to other parts of the world as the Company or the Board may request for the performance of your duties.

4. SALARY AND STATUTORY BENEFITS

4.1 You will be paid a base monthly salary of **HK$80,000** (the "**Base Salary**"), payable monthly in arrears on or before the 7th day of each and every calendar month by direct deposit to your nominated bank account.

4.2 All income detailed in this Agreement is subject to tax. Payment of any tax is your responsibility and you agree that you will discharge your responsibilities in Hong Kong (and in any other jurisdiction, if applicable) in accordance with the applicable laws and regulations.

4.3 Your performance will be reviewed in around December of each calendar year and the Company may make such adjustments to your Base Salary at its sole and absolute discretion.

4.4 The Company and you will each make contributions to a provident fund scheme in accordance with the requirements of the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong). You hereby authorise the Company to effect deductions from amounts due to you in respect of your contribution to the scheme.

4.5 You will be covered under the Company's employees' compensation insurance scheme in accordance with the Employees' Compensation Ordinance (Chapter 282 of the Laws of Hong Kong).

5. PERFORMANCE INCENTIVE

In addition to your Base Salary, you may be eligible for a performance incentive of the Group which amount (if any) and form may be determined and amended from time to time at the sole and absolute discretion of the Board.

6. ADDITIONAL BENEFITS

6.1 During the term of your service with the Group, you shall be entitled to medical benefits made generally available to employees of the Company from time to time, subject to:

(a) the terms and conditions of those policies from time to time in force; and

(b) the insurer under those policies accepting you for cover under the relevant policy at normal rates.

The terms upon which the medical benefits are provided and the level of cover will be in accordance with the Group's policy from time to time in force. Each of the Company and the Listco reserves the right at any time to withdraw this benefit or to amend the terms upon which it is provided.

6.2 You may be entitled to a yearly bonus at the sole and absolute discretion of the Board as shall be notified to you by the Company or the Listco separately. However, prior to any bonus being paid, if you have given notice terminating your service with the Group, or you are serving a period of notice up to your date of termination, or your service with the Group terminates for any other reason, you will not be entitled to receive any bonus. The Company or the Listco may pay all or part of such bonus subject to such terms and conditions, including deferral of payment and vesting of entitlement, as it may determine, and may pay all or part of the bonus in a form other than cash, including shares and/or share options in the Listco or any other Group Company (subject to applicable regulatory and/or legal restrictions and shareholders' and/or other approval where required). The payment of any bonus(es) in respect of any year(s) and the amount(s) of such bonus(es) if paid, shall not give rise to any expectation of the payment or amount of any such bonus in future year(s) of service. You acknowledge that no representation, assurance or guarantee has been provided by the Company or the Listco with respect to the payment of any discretionary bonus and that you may receive a nil discretionary bonus.

6.3 In the event that the Company or the Listco establishes an employee share option scheme or share scheme, you shall be entitled, subject always to the rules of the scheme in force from time to time, to participate in such scheme.

6.4 The Company shall reimburse you for all reasonable, properly documented travel and other out-of-pocket expenses incurred by you while performing your duties to the Group. Expenses will be reimbursed on a monthly basis on presentation of appropriate receipts or other acceptable evidence in support of expense claims.

6.5 The Listco shall maintain directors' and officers' insurance for you in accordance with its policy from time to time and all applicable laws, rules and regulations. Concurrent with the execution of this Agreement, you shall enter into an indemnification agreement attached hereto as Annex and incorporated herein by this reference with the Listco.

7. ANNUAL LEAVE

7.1 In addition to the Hong Kong gazetted public holidays, you shall be entitled to **twenty-one (21)** days of paid annual leave per holiday year, which runs from January to December each year. Your paid annual leave entitlement will increase by one day for each completed year of service, up to a maximum of **twenty-eight (28)** days. Annual leave is to be taken by mutual agreement between the Company and you.

7.2 Unless otherwise approved by the Company, any paid annual leave accrued but untaken in a calendar year will be forfeited and cannot roll-over to the following calendar year. However, if you join the Company after the first day of July in the calendar year, any annual leave not taken in that year can be carried forward until the end of the first quarter of the next year.

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

7.3 The policy regarding paid annual leave will be subject to the Company's review and may be amended from time to time at its sole and absolute discretion.

8. SICK LEAVE AND OTHER LEAVE

8.1 You must inform the company by 9:30 a.m. if you are absent from work by reason of sickness or injury.

8.2 You are eligible for paid sick leave in accordance with the provisions of the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the "**Employment Ordinance**"), but the Company may, at its sole discretion, elect to provide full pay for a certain number of days of sick leave. The Company may require an original medical certificate issued by a registered medical practitioner to substantiate any request for sick leave.

8.3 Subject to the Employment Ordinance, your entitlement to paid sick leave shall accrue at the rate of (a) two (2) paid sickness days for each completed month of employment during the first twelve (12) months of your employment, and (b) four (4) paid sickness days for each completed month of employment thereafter. Paid sick days can be accumulated throughout the whole employment period, but shall not exceed 120 days at any one time.

8.4 Where applicable, you will be entitled to paid maternity leave as prescribed by the Employment Ordinance.

9. TERMINATION

9.1 Termination in Case of Death

In case of your death, this Agreement will be terminated with immediate effect.

9.2 Termination by the Company for Cause

(a) The Company may terminate your service with the Group immediately for Cause (as defined in subparagraph (b) below). Upon such termination, the Company shall have no further obligations to you hereunder, except for compensation or other benefits due for the period prior to the date on which a notice of termination is given and save as otherwise provided in this Agreement.

(b) "**Cause**" shall mean (i) your wilful and continued failure substantially to perform your duties with the Company (other than as a result of your incapacity due to illness or injury, as defined), (ii) any theft, forgery, fraud, misappropriation, embezzlement, moral turpitude or other act of material misconduct by you against the Company or any of its affiliates which is materially injurious to the business, properties, assets, results of operations, reputation or condition (financial or otherwise) of the Company taken as a whole, or (iii) your conviction of a criminal offence or on any other grounds prescribed by applicable laws, rules and regulations. For purposes of this sub-paragraph (b), no act, or failure to act, on your part shall be considered "wilful" unless done, or committed to be done, by you not in good faith and without reasonable belief that such action or omission was in or not opposed to the best interests of the Company and any failure by you substantially to perform your duties shall be conclusively deemed to result from your incapacity due to illness or injury to the extent set forth in a written opinion of your personal physician.

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

9.3 Termination by the Parties with Notice

You may terminate your service with the Group, or the Company and the Listco may terminate your service with the Group without Cause, by giving the other Party thirty (30) days' prior notice in writing of termination or payment in lieu thereof. During the notice period, you shall continue to be bound by the express and implied terms of this Agreement, and shall immediately inform the Board of any matters relating to the Group (including but not limited to its business and operations) which come to your knowledge.

9.4 Where a notice of termination has been given pursuant to Clause 9.3, the Company can, during the notice period, at its sole discretion:

(a) assign different duties or particular projects to you;

(b) require you not to perform any of your duties remain or become involved in any aspect of the business of the Company and/or its associated companies;

(c) require you not to enter into or attend any premises of the Group;

(d) require you not to contact or have any communication with any client or customer, employee, officer, agent, consultant or supplier of any Group Company in relation to the business of the Group; and/or

(e) require you to immediately deliver to the Company all or any property in your possession or control which belongs to the Group or which relates to the business of the Group, including all Confidential Information,

and you agree to be bound by the above terms if so requested by the Company.

9.5 Without prejudice to the foregoing, your membership on the Board may be terminated for any or no reason at a meeting call called expressly for that purpose by a vote of the Listco's shareholders holding more than fifty percent (50%) of the Listco's issued and outstanding shares entitled to vote or in any other manner as stipulated in the Listco's articles of association.

9.6 Where a notice of termination has been given pursuant to Clause 9.3, you agree that the Company may request that you take all the remainder of your annual leave entitlement during the notice period.

9.7 Unless otherwise directed by the Board, the termination of your employment with the Company shall automatically terminate your appointment in the Position by the Listco, and vice versa.

9.8 On termination of your employment with the Company, you will be entitled to receive a payment representing annual leave accrued and as yet untaken in the holiday year in which termination occurs, calculated pro-rata to the number of completed weeks you have been employed by the Company in that year. In addition, payment will be made for up to five days' annual leave carried over from the previous year but not taken, if termination is within the period allowed for such carry over. Such sum shall be calculated at a rate of 1/365 of your annual Base Salary, pro-rated for those working on a part-time basis, as at the date of termination per day of accrued but untaken annual leave.

9.9 Where, on termination of employment, you have taken more than your accrued annual leave, the Company will deduct any sums payable to you on termination an amount equivalent to the annual leave pay for that excess annual leave. Such sum shall be calculated at a rate of 1/365 of your annual Base Salary, pro-rated for those working on a part-time basis, as at the date of termination per day of excess annual leave taken.

9.10 Any purported termination of your employment and/or appointment hereunder shall be communicated by written notice of termination from one Party to another Party hereto.

10. NOTICE

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail (with return receipt request, postage prepaid) or when sent by electronic mail (where no notification of failure of transmission is subsequently received), addressed to the respective addresses set forth on the first page of this Agreement (except that all notices to the Company or the Listco shall be directed to the attention of the Board), or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11. RESTRICTIONS DURING SERVICE

11.1 During your service under this Agreement, you shall not directly or indirectly:

(a) be employed, engaged, concerned or interested in any other business or undertaking; or

(b) engage or concern in any activity which the Board considers may be, or become, harmful to or in conflict with the interests of the Group or which might reasonably be considered to interfere with the timely and proper performance of your duties under this Agreement or the Group gaining the full benefit of your skills, knowledge and abilities.

11.2 You shall not, during the employment, make or seek to make (otherwise than in the proper performance of your duties to the Group) on behalf of yourself or any other person any contract or other arrangement of a commercial nature with any actual or prospective agents, suppliers, customers, clients, employees, workers, distributors, officeholders or contractors of the Group.

11.3 This Clause shall not apply to any act undertaken by you with the prior written consent of the Board or the Company.

11.4 You confirm that you have disclosed to the Board and the Company and will continue promptly and fully to disclose to the Board and the Company throughout your service with the Group, all circumstances where there is or may be a conflict of interest between yourself (including, within this obligation, your spouse and dependent children) and the Group.

12. RESTRICTIVE COVENANTS

12.1 You agree that, during your service with the Group under this Agreement and for a period of **six (6)** months after the date of termination of your service with the Group, you shall not,

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

either on your own account or in conjunction with or on behalf of any other person (whether alone or jointly, or as a trustee, principal, agent, director, manager, partner, shareholder, employee, consultant or in any other capacity), directly or indirectly:

(a) (i) carry on, be employed, be engaged, be concerned or be interested in any business, or (ii) provide or assist in any way with advice or provide any form of services (including advisory or consulting services), with or without compensation, in connection with any business, which is or is likely to be wholly or partly and directly or indirectly in competition with the business carried out by the Group in the region in which you performed work during your service with the Group;

(b) carry on any business with, be employed, be engaged, be concerned or be interested in it, which you agree that they are engaged in businesses which are or are likely to be wholly or partly in competition with the business carried out by the Group in the region in which you performed work during your service with the Group;

(c) solicit or entice away or attempt to employ, solicit or entice away any person who is an existing, former or potential officer, manager, consultant or employee of the Group, or be involved to a material extent in accepting into employment or otherwise engaging or using the services of any person who is an existing, former or potential officer, manager, consultant or employee of the Group; and

(d) solicit or entice away or attempt to employ, solicit or entice away any person who an existing, former or potential supplier or customer of the Group.

12.2 You agree that for a period of **six (6)** months after the date of termination of your service with the Group, you:

(a) are prohibited from contacting any officer, manager, consultant and employee of the Group in whichever form after you release from your duties, unless such contact is not in any way related to the Group's business;

(b) shall not make any attempts to obtain any information from any officer, manager, consultant or employee of the Group regarding the Group and/or its business operations;

(c) shall not interfere with the relationship which the Group maintains with its existing, former or potential supplier or customer; and

(d) shall not enter any of the Group's premises unless expressly requested to do so in advance.

12.3 You agree that, during or after your service with the Group, you shall not, knowingly or willingly:

(a) do or cause or permit to be done anything which prejudices or injures or is calculated or may tend to prejudice or injure the interests of the Group; or

(b) omit or cause or permit to be omitted any act which is to the benefit of the Group;

and if, during or after the employment, you learn of any act or omissions by any other person, whether or not employed by a Group Company, which prejudices or injures or is calculated

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

or may tend to prejudice or injure the interests of the Group, you shall promptly report it to the Company (in writing if requested) giving all necessary particulars of it.

12.4 You agree that at any time after the date of termination of your service with the Group, you shall:

(a) not make use of any corporate, business or brand name which is identical, similar to, or likely to be confused with, any corporate business, or brand name of the Group;

(b) not represent yourself as being interested in or employed by or in any way connected with the Group, other than as a former employee of the Company;

(c) not do anything which could bring the Group into disrepute or which could be detrimental to the interests or good standing of the Group; and

(d) conduct your new business activities, if any, in a manner that involves no representations, expressed or implied, on the Group that are false, deceptive or otherwise misleading.

12.5 This Clause shall not apply to any act undertaken by you with the prior written consent of the Board or the Company.

12.6 Each and every obligation under this Clause shall be treated as a separate obligation and shall be severally enforceable as such. While the restrictions and prohibitions contained in this Clause are considered by the Parties hereto to be reasonable in all the circumstances, it is recognised these restrictions and prohibitions may fail for technical reasons, and accordingly it is hereby agreed and declared that if any of such restrictions and prohibitions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interest of the Parties hereto but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction and prohibitions shall apply with such modifications as may be necessary to make it valid and effective.

13. CONFIDENTIAL INFORMATION

13.1 For the purpose of this Agreement, confidential information (the "**Confidential Information**") means all information obtained by you, whether in writing or otherwise, relating to any Group Company which of its nature ought reasonably to be confidential, but excludes information which is available to the public (other than in breach of an obligation to keep that information confidential).

13.2 For this purpose, Confidential Information includes, but is not limited to trade secrets including business, sales and marketing information or plans, business cards issued to you by the Company, business cards received from customers, suppliers, contractors or advisers of the Group, financial and accounting details, remuneration packages of yourself and other employees, consultants or directors of any Group Company, dealings, arrangements, objectives, computer information and other business or financial information which are confidential or not generally known.

13.3 Without limitation to the foregoing, Confidential Information also includes:

(a) business plans, research, development and survey information;

(b) customer, staff and all other training manuals and policy manuals;

(c) business contracts and agreements that have been mentioned verbally, in writing or are otherwise in the process of being implemented;

(d) supplier lists and associated information; and

(e) any other information or data which you may be or which may come to your knowledge during the course of your service with the Group and which you are told or which is apparent from its nature and content is or would reasonably be expected to be confidential.

13.4 You shall not at any time during (except in the proper performance of your duties) and after the termination of your service with the Group without limit in point of time:

(a) use or cause, permit or suffer to be used any Confidential Information for your own purpose or for any purpose other than that of the Group;

(b) divulge or communicate or cause, permit or suffer to be divulged or communicated to any person any Confidential Information, save to those of the employees or officers of the Group whose province it is to know the same;

(c) through any failure to exercise all due care and diligence, cause or permit or suffer to be caused any unauthorised disclosure of any Confidential Information, including (without limitation):

(i) relating to the dealings, organisation, business, finance, transactions or any other affairs of the Group or its clients or customers; or

(ii) in respect of which any such company is bound by an obligation of confidence to any third party,

provided that these restrictions shall cease to apply to any information or knowledge which (otherwise than through the default of you) has become available to the public generally or which is otherwise required by law or any applicable legislation to be disclosed; and

(d) copy, reproduce or make any notes or memoranda relating to any matter within the scope of the Group's business, dealings or affairs otherwise than for the benefit of the Group.

13.5 Since you may obtain in the course of your service with the Group, by reason of services rendered for or offices held in any Group Company, knowledge of the Confidential Information of such Group Company, you hereby agree that you will at the request and cost of the Company or such other Group Company enter into a direct agreement or undertaking with such company whereby you will accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company may reasonably require for the protection of its legitimate interests. You shall also comply with any other reasonable direction by the Board or the Company from time to time regarding the protection of the Confidential Information.

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

13.6 Confidential Information and all other correspondence, notes, memoranda, records and writings made by you in relation to the business or concerning any of its dealings or affairs or the dealings or affairs of any customer, supplier or contractor of the Company, as well as any equipment or software given to you by the Company for your service with the Group, shall be and remain the exclusive property of the Company, and shall be handed over by you to the Company (or to such other Group Company as the case may require) from time to time on demand and in any event upon the date of termination of your service with the Group, and you shall not retain any copy(ies) thereof. Upon the termination of your service with the Group, your right to use the Confidential Information shall cease immediately.

14. PERSONAL DATA

14.1 For the purpose of this Clause, the phrase "personal data" has the same meaning as ascribed to it in the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the "**PDPO**") and shall include any amendment made thereto from time to time.

14.2 Your personal data may be used, held and/or stored (by whatever means) for (a) promotion and marketing of the Group; (b) making disclosure required by laws, rules and regulations; (c) facilitating task distribution within the Group; (d) compiling statistical information and employee profiles; (e) establishing benefit entitlements; and (f) any incidental purposes relating to the above, and any other purpose which you may from time to time agree.

14.3 Data held by the Group relating to you will generally be kept confidential but the Group may make all enquiries as it considers necessary to confirm the accuracy of the personal data. In particular, the Group may disclose, obtain, transfer (whether within or outside Hong Kong) your personal data to, from or with (a) any regulatory or government bodies; (b) any other persons or institutions in connection with the Group's business, insurers, customers, suppliers and potential investors; and (c) any other person to which the Company or the Board considers such disclosure, obtaining or transfer to be necessary or desirable for the purposes set out above.

14.4 The PDPO may provide you with rights to ascertain whether the Group holds your personal data, and to correct any data that is inaccurate, subject to section 53 of PDPO in relation to employment-related personal data.

15. INTELLECTUAL PROPERTY

15.1 The Parties acknowledge that you may make inventions or create other intellectual property in the course of your duties and agree that in this respect you have a special responsibility at all times during the course of your service with the Group to further the interests of the Group.

15.2 "**Intellectual Property Rights**" means any patents, registered designs, trademarks and service marks, domain names, copyright, design rights, data base rights, confidential information, trade secrets, goodwill, brand names or logos, the right to use any trade names, and property rights in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of such rights, and all rights or forms of similar protection or having equivalent or similar effect including those subsisting (in any part of the world) in inventions, ideas, improvements, designs, drawings, conceptual solutions, methodologies, performances, computer programs, confidential information, business names, goodwill and the style of presentation of goods or services including any improvements or refinements to any of the foregoing and any other intellectual property rights.

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

15.3 "**Invention**" means any invention, discovery or improvement including any know-how, design, process, drawing formula, computer program or specification which relates to any product, service, process, equipment, system or activity of the Group whether or not now or at any future time capable of being the subject of a patent registered in Hong Kong or elsewhere.

15.4 Intellectual Property Rights may arise in respect of any Invention created by you, or by you with others, in the course of your service with the Group. You agree that those Intellectual Property Rights and Inventions, whether or not made, originated or developed during normal working hours, will belong to and vest in the Company to the fullest extent permitted by law.

15.5 You undertake to:

(a) notify and disclose to the Company in writing full details of all relevant Confidential Information, Inventions or anything containing Intellectual Property Rights made, originated, developed or acquired by you at any time during the term of your service with the Group immediately on creation (whether or not in material form and whether or not made, originated or developed during normal working hours);

(b) promptly, whenever requested by the Company and in any event upon the termination of your service with the Group, deliver to the Company all correspondence, documents, papers and records on all media (and all copies or abstracts), recordings and other materials relating to any part of the Confidential Information, Inventions or Intellectual Property Rights which are in your possession, custody or power;

(c) assign, and do all things necessary to assign, to the Company, all Intellectual Property Rights, title and interest in any (including future) Confidential Information, Inventions, records, documents, papers (including copies and summaries thereof) and other works of a similar nature made, originated, developed or acquired by you; and

(d) hold upon trust for the benefit of the Company any Confidential Information, Inventions or other materials containing Intellectual Property Rights, made, originated or developed by you at any time during the term of your service with the Group (whether or not made, originated or developed during normal working hours) to the extent that they may not be vested absolutely in the Company.

15.6 All records, documents, papers (including copies and summaries thereof) and other works of a similar nature made or acquired by you in the course of your service with the Group shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company. You shall return the same to the Company upon the termination of employment.

15.7 You hereby irrevocably and unconditionally waive, in favour of the Company, all rights granted by the Copyright Ordinance (Chapter 528 of the Laws of Hong Kong), or any similar provisions of law in any jurisdiction (subject to laws and regulations of that jurisdiction), in connection with your authorship of any copyright works in the course of your service with the Group, including without limitation any moral rights and any right to claim an additional payment with respect to the use or exploitation of those works.

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

15.8 You agree that (a) your Base Salary includes full compensation for your services and all present and future uses of copyright works made by you in the course of your service with the Group, and (b) you will not bring any claims against any Group Company with respect to those copyright works.

15.9 If you make any invention that does not belong to the Company under the Patents Ordinance (Chapter 514 of the Laws of Hong Kong) (the "**Patents Ordinance**"), you agree that you will forthwith exclusively licence of assign (as determined by the Company) to the Company your rights in relation to such inventions and will deliver to the Company all documents and materials relating to them. The Company will pay to you such compensation for the licence or assignment as the Company will determine in its absolute discretion, subject to the Patents Ordinance.

15.10 If and whenever required so to do by the Company, you shall at the expense of the Company as the Company may direct and for no further remuneration or compensation other than that provided for in this Agreement:

(a) apply to join with the Company in applying for a patent or other protection or registration in Hong Kong and in any other part of the world for any Intellectual Property Rights; and

(b) execute all documents, make such applications, register or obtain patents or registered designs and do all things which are in the opinion of the Company considered necessary or desirable for vesting the Intellectual Property Rights in, and all rights title and interest to and in them absolutely and as sole beneficial owner in the Company or in such other person as the Company may specify.

15.11 You shall, at the request and expense of the Group both during and after the termination of your service with the Group, do all things necessary or desirable to perfect the rights of the Company under this Clause.

16. VALIDITY

The invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of such provision in any other respect or of any other provision of this Agreement, all of which shall remain in full force and effect.

17. GOVERNING LAW AND JURISDICTION

17.1 This Agreement shall be governed by and construed in all respect in accordance with the laws of Hong Kong.

17.2 The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts and tribunals of Hong Kong in respect of any dispute concerning your service with the Group.

18. MISCELLANEOUS

18.1 This Agreement expresses the entire understanding of the Parties and terminates and/or replaces any contract of employment previously entered into between you and the Company and all other prior agreements, understandings, representations or warranties relating to the subject matter hereof.

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

18.2 This Agreement may not be varied or amended in any way except in writing and signed by or on behalf of each of the Parties.

18.3 No waiver of any term of this Agreement shall be effective unless made in writing and signed by the Party against which enforcement of the waiver is sought. A waiver of any breach of any term of this Agreement shall not be construed as a waiver of any subsequent breach whether of the same or different nature.

18.4 A person who is not a Party shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any of its terms.

If the foregoing correctly sets forth your understanding on the subject matter hereof, kindly sign and return to the Company the enclosed copy hereof, which will thereupon be become our binding agreement.

Yours faithfully,

For and on behalf of
MasterBeef Group

____
Chau Oi Wai
Executive Director

For and on behalf of
House of Talent Limited

____
Chau Oi Yee
Director

人才管理有限公司
House of Talent Limited

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

ACKNOWLEDGEMENT AND AGREEMENT

To: **MasterBeef Group**
House of Talent Limited

I acknowledge receipt of the Letter of Appointment and Contract of Employment dated 31 March 2025 and hereby accept and agree to abide by the terms and conditions as set out in the Letter of Appointment and Contract of Employment.

Yours faithfully,

____
Chau Oi Yee (周靄儀)

HKID No.: [redacted]

Date: 31 March 2025

人才管理有限公司
House of Talent Limited

Unit 1509-10, Tower 1,
Ever Gain Plaza, 88 Container Port Road,
Kwai Chung, N.T., Hong Kong
Tel: +852 39539310

Annex

Indemnification Agreement